Exhibit (d)(2)

AMENDED AND RESTATED

SCHEDULE A

dated September 13, 2018

to the

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

dated June 14, 2018

between

REALITY SHARES ETF TRUST

and

REALITY SHARES ADVISORS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate

Reality Shares NASDAQ-100 DIVS Index ETF	0.85%

Reality Shares DIVS Index ETF	0.85%

Reality Shares DIVS ETF	0.85%

Reality Shares DIVCON Leaders Dividend ETF	0.43%

Reality Shares DIVCON Dividend Defender ETF	0.85%

Reality Shares DIVCON Dividend Guard ETF	0.85%

Reality Shares Nasdaq NexGen Economy ETF	0.68%

Reality Shares Nasdaq NexGen Economy China ETF	0.75%

Reality Shares Fundstrat DQM Long ETF	0.68%

REALITY SHARES ETF TRUST,
on behalf of each Fund listed above

By:	/s/ Eric Ervin
Name:	Eric Ervin
Title:	President

REALITY SHARES ADVISORS, LLC

By:	/s/ Tom Trivella
Name:	Tom Trivella
Title:	Chief Operating Officer